Exhibit 4

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NORTHWEST NATURAL GAS COMPANY

TO

DEUTSCHE BANK TRUST COMPANY AMERICAS
(FORMERLY KNOWN AS BANKERS TRUST COMPANY),

As Corporate Trustee under the Mortgage and Deed of Trust, dated as of July 1, 1946, of Portland Gas & Coke Company (now Northwest Natural Gas Company)

TWENTY-SEVENTH SUPPLEMENTAL INDENTURE
PROVIDING, AMONG OTHER THINGS, FOR
AMENDMENTS TO THE MORTGAGE

_____________________

DATED AS OF JULY 1, 2024

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TWENTY-SEVENTH SUPPLEMENTAL INDENTURE

INDENTURE, dated as of the 1st day of July, 2024, made and entered into by and between NORTHWEST NATURAL GAS COMPANY (formerly Portland Gas & Coke Company), an Oregon corporation, with offices at 250 S.W. Taylor Street, Portland, Oregon 97204 (hereinafter sometimes called the Company), and DEUTSCHE BANK TRUST COMPANY AMERICAS (formerly known as BANKERS TRUST COMPANY), a New York banking corporation, with offices at 1 Columbus Circle, 17th Floor, New York, New York 10019 (hereinafter sometimes called the Corporate Trustee or the Trustee), as Trustee under the Mortgage and Deed of Trust, dated as of July 1, 1946 (hereinafter called the Mortgage), executed and delivered by Portland Gas & Coke Company (now Northwest Natural Gas Company) to secure the payment of bonds issued or to be issued under and in accordance with the provisions of the Mortgage, this indenture (hereinafter called Twenty-seventh Supplemental Indenture) being supplemental thereto;
WHEREAS the Mortgage was or is to be recorded in the official records of various counties in the States of Oregon and Washington which counties include or will include all counties in which this Twenty-seventh Supplemental Indenture is to be recorded; and
WHEREAS by the Mortgage the Company covenanted that it would execute and deliver such supplemental indenture or indentures and such further instruments and do such further acts as might be necessary or proper to carry out more effectually the purposes of the Mortgage and to make subject to the lien of the Mortgage any property thereafter acquired, made or constructed and intended to be subject to the lien thereof; and
WHEREAS the Company executed and delivered to the Trustee its First Supplemental Indenture, dated as of June 1, 1949 (hereinafter called its First Supplemental Indenture), its Second Supplemental Indenture, dated as of March 1, 1954 (hereinafter called its Second Supplemental Indenture), its Third Supplemental Indenture, dated as of April 1, 1956 (hereinafter called its Third Supplemental Indenture), its Fourth Supplemental Indenture, dated as of February 1, 1959 (hereinafter called its Fourth Supplemental Indenture), its Fifth Supplemental Indenture, dated as of July 1, 1961 (hereinafter called its Fifth Supplemental Indenture), its Sixth Supplemental Indenture, dated as of January 1, 1964 (hereinafter called its Sixth Supplemental Indenture), its Seventh Supplemental Indenture, dated as of March 1, 1966 (hereinafter called its Seventh Supplemental Indenture), its Eighth Supplemental Indenture, dated as of December 1, 1969 (hereinafter called its Eighth Supplemental Indenture), its Ninth Supplemental Indenture, dated as of April 1, 1971 (hereinafter called its Ninth Supplemental Indenture), its Tenth Supplemental Indenture, dated as of January 1, 1975 (hereinafter called its Tenth Supplemental Indenture), its Eleventh Supplemental Indenture, dated as of December 1, 1975 (hereinafter called its Eleventh Supplemental Indenture), its Twelfth Supplemental Indenture, dated as of July 1, 1981 (hereinafter called its Twelfth Supplemental Indenture), its Thirteenth Supplemental Indenture, dated as of June 1, 1985 (hereinafter called its Thirteenth Supplemental Indenture), its Fourteenth Supplemental Indenture, dated as of November 1, 1985 (hereinafter called its Fourteenth Supplemental Indenture), its Fifteenth Supplemental Indenture, dated as of July 1, 1986 (hereinafter called its Fifteenth Supplemental Indenture), its Sixteenth Supplemental

Indenture, dated as of November 1, 1988 (hereinafter called its Sixteenth Supplemental Indenture), its Seventeenth Supplemental Indenture, dated as of October 1, 1989 (hereinafter called its Seventeenth Supplemental Indenture), its Eighteenth Supplemental Indenture, dated as of July 1, 1990 (hereinafter called its Eighteenth Supplemental Indenture), its Nineteenth Supplemental Indenture, dated as of June 1, 1991 (hereinafter called its Nineteenth Supplemental Indenture), its Twentieth Supplemental Indenture, dated as of June 1, 1993 (hereinafter called the Twentieth Supplemental Indenture), its Twenty-first Supplemental Indenture, dated as of October 15, 2012 (herein after called the Twenty-first Supplemental Indenture), its Twenty-second Supplemental Indenture, dated as of November 1, 2016 (hereinafter called the Twenty-second Supplemental Indenture), its Twenty-third Supplemental Indenture, dated as of September 1, 2018 (hereinafter called its Twenty-third Supplemental Indenture), its Twenty-fourth Supplemental Indenture, dated as of September 1, 2022 (hereinafter called its Twenty-fourth Supplemental Indenture) and its Twenty-fifth Supplemental Indenture, dated as of December 1, 2022 (hereinafter called its Twenty-fifth Supplemental Indenture); and
WHEREAS the First through Twenty-fifth Supplemental Indentures were filed for record, and were recorded and indexed, as a mortgage of both real and personal property, in the official records of various counties in the States of Oregon and Washington which counties include or will include all counties in which this Twenty-seventh Supplemental Indenture is to be recorded; and
WHEREAS the Company executed and delivered to the Trustee its Twenty-sixth Supplemental Indenture, dated as of July 1, 2023 (hereinafter called its Twenty-sixth Supplemental Indenture); and
WHEREAS said Twenty-sixth Supplemental Indenture was filed for record, and was recorded and indexed, as a mortgage of both real and personal property, and financing statements were filed, in the official records of the several counties and other offices in the States of Oregon and Washington listed below, as follows:
IN THE STATE OF OREGON

Real Property Mortgage Records

No.	County	Recordation Date	Document No.
1	Benton	7/6/23	2023-637929
2	Clackamas	7/6/23	2023-023985
3	Clatsop	7/6/23	202303486
4	Columbia	7/6/23	2023-03656
5	Coos	7/6/23	2023-04680
6	Douglas	7/6/23	2023-007283
7	Hood River	7/6/23	2023-01377

8	Lane	7/6/23	2023-019181

9	Lincoln	7/6/23	2023-04456
10	Linn	7/6/23	2023-07433
11	Marion	7/6/23	2023-00020540
12	Multnomah	7/6/23	2023-041838
13	Polk	7/6/23	2023-005050
14	Tillamook	7/6/23	2023-02916
15	Wasco	7/6/23	2023-001674
16	Washington	7/6/23	2023-027712
17	Yamhill	7/6/23	202306164

Filed as a Financing Statement

No.	Office	Date Filed	File No.
18	Secretary of State	6/23/1993	R61325

IN THE STATE OF WASHINGTON
Real Property Mortgage Records

No.	County	Recordation Date	Document No.
19	Clark	7/6/23	6129515 SUPIND
20	Klickitat	7/6/23	1160007 SUP
21	Skamania	7/6/23	2023-000929

WHEREAS in addition to the property described in the Mortgage, as heretofore supplemented, the Company has acquired certain other property, rights and interests in property; and

WHEREAS, the Company has heretofore issued, in accordance with the provisions of the Mortgage, as heretofore supplemented, and on the date hereof there remain outstanding, the following series of First Mortgage Bonds:

Series	Principal Amount Outstanding
Secured Medium-Term Notes, Series B	$904,700,000
4.00% Series due 2042	$50,000,000
4.11% Series due 2048	$50,000,000
4.78% Series due 2052	$140,000,000
5.43% Series due 2053	$100,000,000
5.18% Series due 2034	$80,000,000
5.23% Series due 2038	$50,000,000

; and
WHEREAS Section 120 of the Mortgage provides, among other things, that any power, privilege or right expressly or impliedly reserved to or in any way conferred upon the Company by any provision of the Mortgage, whether such power, privilege or right is in any way restricted or is unrestricted, may (to the extent permitted by law) be in whole or in part waived or surrendered or subjected to any restriction if at the time unrestricted or to additional restriction if already restricted, and the Company may enter into any further covenants, limitations or restrictions for the benefit of any one or more series of bonds issued thereunder, or the Company may cure any ambiguity contained therein or in any supplemental indenture, by an instrument in writing executed and acknowledged by the Company in such manner as would be necessary to entitle a conveyance of real estate to record in all of the states in which any property at the time subject to the lien of the Mortgage shall be situated; and
WHEREAS the Company now desires (pursuant to the provisions of Section 120 of the Mortgage) to alter and amend in certain respects the covenants and provisions contained in the Mortgage, as heretofore supplemented and amended; and
WHEREAS in Sections 2.01, 2.02, 2.03, 2.04, 2.05, 2.07, 2.08, 2.09, 2.10, 2.11, 2.12, 2.13, 2.14 and 2.23 of Article II of the Twenty-second Supplemental Indenture, the Company reserved the right to make certain amendments to the Mortgage (herein sometimes referred to as the Amendments); and
WHEREAS in Section 3.01 of Article III of the Twenty-second Supplemental Indenture, each initial and future holder of bonds of the Twenty-first Series with an Issue Date subsequent to November 1, 2016, by its acquisition of an interest in such bonds, irrevocably (a) consented to the Amendments without any other or further action by any holder of such bonds, and (b) designated the Corporate Trustee, and its successors, as its proxy with irrevocable instructions to vote and deliver written consents on behalf of such holder in favor of such amendments at any bondholder meeting, in lieu of any bondholder meeting, in any consent solicitation or otherwise; and

WHEREAS in Section 2.01 of Article II of the Twenty-third Supplemental Indenture, each initial and future holder of bonds of the Twenty-third Series by its acquisition of an interest in such bonds irrevocably (a) consented to the Amendments, in each case without any other or further action by any holder of such bonds, and (b) designated the Corporate Trustee, and its successors, as its proxy with irrevocable instructions to vote and deliver written consents on behalf of such holder in favor of such Amendments at any bondholder meeting, in lieu of any bondholder meeting, in any consent solicitation or otherwise; and
WHEREAS in Section 2.01 of Article II of the Twenty-fourth Supplemental Indenture, each initial and future holder of bonds of the Twenty-fourth Series by its acquisition of an interest in such bonds irrevocably (a) consented to the Amendments, in each case without any other or further action by any holder of such bonds, and (b) designated the Corporate Trustee, and its successors, as its proxy with irrevocable instructions to vote and deliver written consents on behalf of such holder in favor of such Amendments at any bondholder meeting, in lieu of any bondholder meeting, in any consent solicitation or otherwise; and
WHEREAS in Section 2.01 of Article II of the Twenty-fifth Supplemental Indenture, each initial and future holder of bonds of the Twenty-fifth Series by its acquisition of an interest in such bonds irrevocably (a) consented to the Amendments, in each case without any other or further action by any holder of such bonds, and (b) designated the Corporate Trustee, and its successors, as its proxy with irrevocable instructions to vote and deliver written consents on behalf of such holder in favor of such Amendments at any bondholder meeting, in lieu of any bondholder meeting, in any consent solicitation or otherwise; and
WHEREAS in Section 3.01 of Article III of the Twenty-sixth Supplemental Indenture, each initial and future holder of bonds of the Twenty-sixth Series and each initial and future holder of bonds of the Twenty-seventh Series by its acquisition of an interest in such bonds irrevocably (a) consented to the Amendments, in each case without any other or further action by any holder of such bonds, and (b) designated the Corporate Trustee, and its successors, as its proxy with irrevocable instructions to vote and deliver written consents on behalf of such holder in favor of such Amendments at any bondholder meeting, in lieu of any bondholder meeting, in any consent solicitation or otherwise; and
WHEREAS the bonds of the Twenty-first Series with an Issue Date subsequent to November 1, 2016, Twenty-third Series, Twenty-fourth Series, Twenty-fifth Series, Twenty-sixth Series and Twenty-seventh Series constitute more than sixty-six and two-thirds per centum (66⅔%) of the aggregate principal amount of all bonds now Outstanding under the Mortgage; and
WHEREAS Section 113 of the Mortgage provides, among other things, that any modification or alteration of the Mortgage and/or of any supplemental indenture thereto and/or of the rights and obligations of the Company and/or the rights of the holders of bonds issued under the Mortgage may be made at a meeting of bondholders only by resolution duly adopted by the affirmative vote of the holders of sixty-six and two-thirds per centum (66⅔%) or more in principal amount of the bonds Outstanding under the Mortgage, and if the rights of one or more, but less than all, series of bonds then Outstanding are to be affected by action taken at such meeting, then also by affirmative vote of the holders of at least sixty-six and two-thirds per centum (66⅔%) in principal amount of each series of bonds so to be affected and Outstanding under the Mortgage when such meeting is held, and in every case approved by resolution of the Board of Directors of the Company; provided, however, that no such modification or alteration shall, without the consent of the holder of any bond issued under the Mortgage affected thereby, (a) impair or affect the right of such holder to receive payment of the principal of (and premium, if any) and interest on such bond, on or after the respective due dates expressed in such bond, or to institute suit for the enforcement of any such payment on or after such respective dates, or (b) permit the creation of any lien ranking prior to, or on a parity with, the Lien of the Mortgage with respect to any of the Mortgaged and Pledged Property, or (c) permit the deprivation of any non-assenting bondholder of a lien upon the Mortgaged and Pledged Property for the security of his bonds (subject only to the lien of taxes, assessments or governmental charges not then delinquent and to any mortgage or other liens existing upon such property which are prior to the Mortgage at the date of the calling of such bondholders’ meeting), or (d) permit the reduction of the percentage required by the provisions of Section 113 of the Mortgage for the taking of any action under such Section 113 with respect to any bond Outstanding under the Mortgage; and
WHEREAS Section 116 of the Mortgage provides, among other things, that, anything in Article XIX contained to the contrary notwithstanding, the Corporate Trustee shall receive the written consent (in any number of instruments of similar tenor executed by the bondholders or by their attorneys appointed in writing) of the holders of sixty-six and two-thirds per centum (66⅔%) or more in principal amount of the bonds Outstanding under the Mortgage, and if the rights of one or more, but less than all, series of bonds Outstanding are to be affected by action taken pursuant to such consent, then also the consent of the holders of at least sixty-six and two-thirds per centum (66⅔%) in principal amount of each series of bonds so to be affected and Outstanding under the Mortgage (at the time the last such needed consent is delivered to the Corporate Trustee) in lieu of the holding of a meeting pursuant to Article XIX of the Mortgage and in lieu of all action at such a meeting and with the same force and effect as a resolution duly adopted in accordance with the provisions of Section 113 of the Mortgage; and
WHEREAS the Company may now effect the Amendments because (a) the Corporate Trustee has received the written consent to such Amendments of the holders of at least sixty-six and two-thirds per centum (66⅔%) of the aggregate principal amount of all bonds now Outstanding under the Mortgage as set forth in Section 3.01 of Article III of the Twenty-second Supplemental Indenture, Section 2.01 of Article II of the Twenty-third Supplemental Indenture, Section 2.01 of Article II of the Twenty-fourth Supplemental Indenture, Section 2.01 of Article II of the Twenty-fifth Supplemental Indenture and Section 3.01 of Article III of the Twenty-sixth Supplemental Indenture, (b) such Amendments affect the rights of all series of bonds now Outstanding, and (c) such Amendments do not (a) impair or affect the right of such holder to receive payment of the principal of (and premium, if any) and interest on such bond, on or after the respective due dates expressed in such bond, or to institute suit for the enforcement of any such payment on or after such respective dates, or (b) permit the creation of any lien ranking prior to, or on a parity with, the Lien of the Mortgage with respect to any of the Mortgaged and Pledged Property, or (c) permit the deprivation of any non-assenting bondholder of a lien upon the Mortgaged and Pledged Property for the security of his bonds (subject only to the lien of taxes, assessments or governmental charges not then delinquent and to any mortgage or other liens existing upon such property which are prior to the Mortgage at the date of the calling of such bondholders’ meeting), or (d) permit the reduction of the percentage required by the provisions of Section 113 of the Mortgage for the taking of any action under such Section 113 with respect to any bond Outstanding under the Mortgage; and
WHEREAS pursuant to and in accordance with said Sections 113, 116 and 120 of the Mortgage, as amended and supplemented, the Company now desires to execute with the Corporate Trustee and to cause to be recorded a supplemental indenture of the tenor aforesaid; and
WHEREAS the execution and delivery by the Company of this Twenty-seventh Supplemental Indenture has been duly authorized by the Board of Directors of the Company by appropriate resolutions of the Board of Directors;
NOW, THEREFORE, THIS INDENTURE WITNESSETH:
That Northwest Natural Gas Company, in consideration of the above premises and such other valuable consideration, the receipt and sufficiency whereof is hereby acknowledged, and in further assurance of the estate, title and rights of the Trustee, and in order further to secure the payment both of the principal of and interest and premium, if any, on the bonds from time to time issued under the Mortgage, according to their tenor and effect, and the performance of all the provisions of the Mortgage (including any instruments supplemental thereto and any modification made as in the Mortgage provided) and of said bonds, hereby grants, bargains, sells, releases, conveys, assigns, transfers, mortgages, pledges, sets over and confirms (subject, however, to Excepted Encumbrances, as defined in Section 6 of the Mortgage) to Deutsche Bank Trust Company Americas, as Trustee under the Mortgage, and to its successor or successors in said trust, and to said Trustee and its successors and assigns forever, all property, real, personal and mixed, acquired by the Company after the date of the Mortgage, of the kind or nature specifically mentioned in Article XXI of the Mortgage or of any other kind or nature (except any herein or in the Mortgage expressly excepted) now owned or, subject to the provisions of subsection (I) of Section 87 of the Mortgage, hereafter acquired by the Company (by purchase, consolidation, merger, donation, construction, erection or in any other way) and wheresoever situated, including (without in anywise limiting or impairing by the enumeration of the same the scope and intent of the foregoing) all lands, gas plants, by-product plants, gas holders, gas mains and pipes; all power sites, water rights, reservoirs, canals, raceways, dams, aqueducts, and all other rights or means for appropriating, conveying, storing and supplying water; all rights of way and roads; all plants for the generation of electricity by steam, water and/or other power; all power houses, street lighting systems, standards and other equipment incidental thereto, telephone, radio, television and air-conditioning systems and equipment incidental thereto, water works, water systems, steam heat and hot water plants, substations, lines, service and supply systems, bridges, culverts, tracts, ice or refrigeration plants and equipment, offices, buildings and other structures and the equipment thereof; all machinery, engines, boilers, dynamos, gas, electric and other machines, regulators, meters, transformers, generators, motors, gas, electrical and mechanical appliances, conduits, cables, gas, water, steam heat or other pipes, service pipes, fittings, valves and connections, pole and transmission lines, wires, cables, tools, implements, apparatus, furniture and chattels; all franchises, consents or permits; all lines for the transmission and distribution of gas, electric current, steam heat or water for any purpose including mains, pipes, conduits, towers, poles, wires, cables, ducts and all apparatus for use in connection therewith; all real estate, lands, easements, servitudes, licenses, permits, franchises, privileges, rights of way and other rights in or relating to public or private property, real or personal, or the occupancy of such property and (except as herein or in the Mortgage, as heretofore supplemented, expressly excepted) all right, title and interest the Company may now have or may hereafter acquire in and to any and all property of any kind or nature wheresoever situated.
TOGETHER WITH all and singular the tenements, hereditaments, prescriptions, servitudes and appurtenances belonging or in anywise appertaining to the aforementioned property or any part thereof, with the reversion and reversions, remainder and remainders and (subject to the provisions of Section 57 of the Mortgage) the tolls, rents, revenues, issues, earnings, income, product and profits thereof, and all the estate, right, title and interest and claim whatsoever, at law as well as in equity, which the Company now has or may hereafter acquire in and to the aforementioned property and franchises and every part and parcel thereof.
IT IS HEREBY AGREED by the Company that, subject to the provisions of subsection (I) of Section 87 of the Mortgage, all the property, rights, and franchises acquired by the Company (by purchase, consolidation, merger, donation, construction, erection or in any other way) after the date hereof (other than any Excepted Property) shall be and are as fully granted and conveyed hereby and by the Mortgage, and as fully embraced within the lien hereof and the lien of the Mortgage, as heretofore supplemented, as if such property, rights and franchises were now owned by the Company and were specifically described herein or in the Mortgage, as heretofore supplemented, and conveyed hereby or thereby.
TO HAVE AND TO HOLD all such properties, real, personal and mixed, granted, bargained, sold, released, conveyed, assigned, transferred, mortgaged, pledged, set over or confirmed by the Company as aforesaid, or intended so to be, to Deutsche Bank Trust Company Americas, as Trustee, and its successors and assigns forever.
IN TRUST NEVERTHELESS, for the same purposes and upon the same terms, trusts and conditions and subject to and with the same provisos and covenants as are set forth in the Mortgage, as heretofore supplemented, this Twenty-seventh Supplemental Indenture being supplemental thereto.
AND IT IS HEREBY COVENANTED by the Company that all the terms, conditions, provisos, covenants and provisions contained in the Mortgage, as heretofore supplemented, shall affect and apply to the property hereinbefore described and conveyed, and to the estates, rights, obligations and duties of the Company and the Trustee and the beneficiaries of the trust with respect to said property, and to the Trustee and its successors in the trust, in the same manner and with the same effect as if the said property had been owned by the Company at the time of the execution of the Mortgage, and had been specifically and at length described in and conveyed to said Trustee by the Mortgage as a part of the property therein stated to be conveyed.
The Company further covenants and agrees to and with the Trustee and its successors in said trust under the Mortgage, as follows:

ARTICLE I.
AMENDMENTS OF CERTAIN PROVISIONS OF THE MORTGAGE
SECTION 1.01. Delete Earnings Test.
The holders of at least sixty-six and two-thirds per centum (66⅔%) in principal amount of the bonds Outstanding under the Mortgage having consented to the amendments set forth in Section 2.01 of Article II of the Twenty-second Supplemental Indenture, the Company hereby exercises its right to amend the Mortgage, as amended and supplemented, to delete all provisions in the Mortgage, as amended and supplemented, which require a Net Earning Certificate, whether as a condition precedent to the authentication and delivery of bonds or otherwise, including Section 27, Section 28(6), the penultimate paragraph of Section 29, and Section 30(3) of the Mortgage, as amended and supplemented.
SECTION 1.02. Delete Requirement for Disposition of Released Property.
The holders of at least sixty-six and two-thirds per centum (66⅔%) in principal amount of the bonds Outstanding under the Mortgage having consented to the amendments set forth in Section 2.02 of Article II of the Twenty-second Supplemental Indenture, the Company hereby exercises its right to amend the Mortgage, as amended and supplemented, (A) to delete clause (a) of subdivision (3) of Section 59 of the Mortgage, as amended and supplemented, and (B) to delete clause (b) of subdivision (1) of Section 60(II) of the Mortgage, as amended and supplemented.
SECTION 1.03. Redefine Funded Property.
The holders of at least sixty-six and two-thirds per centum (66⅔%) in principal amount of the bonds Outstanding under the Mortgage having consented to the amendments set forth in Section 2.03 of Article II of the Twenty-second Supplemental Indenture, the Company hereby exercises its right to amend Section 5 of the Mortgage, as amended and supplemented, to replace the first two paragraphs thereof with three paragraphs reading as follows:
“The term “Funded Property Certificate” shall mean an Independent Engineer’s Certificate delivered to the Corporate Trustee, within ninety days after the date thereof,
(A) stating the aggregate principal amount of bonds then Outstanding under this Indenture;
(B) stating the aggregate principal amount of bonds which the Company is then entitled to have authenticated and delivered by compliance with the provisions of Section 29 hereof;
(C) stating an amount equal to the sum of the amounts stated in clauses (A) and (B) above divided by the Bonding Ratio;

(D) describing all or any portion of the Mortgaged and Pledged Property which, in the opinion of the signers, has an aggregate Fair Value not less than the amount stated in clause (C) above.
The term “Funded Property” shall mean:
(1) all Mortgaged and Pledged Property described in the most recent Funded Property Certificate delivered to the Corporate Trustee;
(2) all Property Additions to the extent that the same shall have been made the basis of the authentication and delivery of bonds under this Indenture after the date of the most recent Funded Property Certificate delivered to the Corporate Trustee;
(3) all Property Additions to the extent that the same shall have been made the basis of the release of property from the Lien of this Indenture after the date of the most recent Funded Property Certificate delivered to the Corporate Trustee, subject, however, to the provisions of Section 59 hereof;
(4) all Property Additions to the extent that the same shall have been substituted (otherwise than under the release or cash withdrawal provisions hereof) for Funded Property retired after the date of the most recent Funded Property Certificate delivered to the Corporate Trustee; and
(5) all Property Additions to the extent that the same shall have been made the basis of the withdrawal of any Funded Cash as hereinafter defined after the date of the most recent Funded Property Certificate delivered to the Corporate Trustee, except to the extent that any such Property Additions shall no longer be deemed to be Funded Property in accordance with the provisions of other Sections of this Indenture.
In the event that in any certificate filed with the Corporate Trustee in connection with any of the transactions referred to in clauses (2), (3) and (5) of this Section only a part of the Cost or fair value of the Property Additions described in such certificate shall be required for the purposes of such certificate, then such Property Additions shall be deemed to be Funded Property only to the extent so required for the purpose of such certificate.”
The foregoing amendment shall not become effective unless and until the Company elects to deliver, and shall have delivered, a Funded Property Certificate to the Corporate Trustee.
SECTION 1.04. Insurance.
The holders of at least sixty-six and two-thirds per centum (66⅔%) in principal amount of the bonds Outstanding under the Mortgage having consented to the amendments set forth in Section 2.04 of Article II of the Twenty-second Supplemental Indenture, the Company hereby exercises its right to amend Section 37 of the Mortgage, as amended and supplemented, to read as follows:
“Section 37. (a) The Company shall (i) keep or cause to be kept all the Mortgaged and Pledged Property insured against loss by fire, to the extent that property of similar character is usually so insured by companies similarly situated and operating like properties, to a reasonable amount, by reputable insurance companies, the proceeds of such insurance (except as to any loss of Excepted Property and except as to any particular loss less than the greater of (A) Twenty Million Dollars ($20,000,000) and (B) three percent (3%) of the principal amount of bonds Outstanding on the date of such particular loss) to be made payable, subject to applicable law, to the Corporate Trustee as the interest of the Corporate Trustee may appear, or to the trustee or other holder of any Lien prior hereto upon property subject to the Lien hereof, if the terms thereof require such payment, or to the agent or representative of the owners of jointly-owned property if the terms of such joint ownership require such payment or (ii) in lieu of or supplementing such insurance in whole or in part, adopt some other method or plan of protection against loss by fire at least equal in protection to the method or plan of protection against loss by fire of companies similarly situated and operating properties subject to similar fire hazards or properties on which an equal primary fire insurance rate has been set by reputable insurance companies; and if the Company shall adopt such other method or plan of protection, it shall, subject to applicable law (and except as to any loss of Excepted Property and except as to any particular loss less than the greater of (X) Twenty Million Dollars ($20,000,000) and (Y) three percent (3%) of the principal amount of bonds Outstanding on the date of such particular loss) pay to the Corporate Trustee on account of any loss covered by such method or plan an amount in cash equal to the amount of such loss less any amounts otherwise paid to the Corporate Trustee in respect of such loss or paid to the trustee or other holder of any Lien prior hereto upon property subject to the Lien hereof in respect of such loss if the terms thereof require such payment or paid to the agent or representative of the owners of jointly-owned property if the terms of such joint ownership require such payment. Any cash so required to be paid by the Company pursuant to any such method or plan shall for the purposes of this Indenture be deemed to be proceeds of insurance. In case of the adoption of such other method or plan of protection, the Company shall furnish to the Corporate Trustee a certificate of an actuary or other qualified person appointed by the Company with respect to the adequacy of such method or plan.
Anything herein to the contrary notwithstanding, the Company may have fire insurance policies with (i) a deductible provision in a dollar amount per occurrence not exceeding the greater of (A) Twenty Million Dollars ($20,000,000) and (B) three percent (3%) of the principal amount of the bonds Outstanding on the date such policy goes into effect, and/or (ii) co-insurance or self insurance provisions with a dollar amount per occurrence not exceeding thirty percent (30%) of the loss proceeds otherwise payable; provided, however, that the dollar amount described in clause (i) above may be exceeded to the extent such dollar amount per occurrence is below the deductible amount in effect as to fire insurance (X) on property of similar character insured by companies similarly situated and operating like property or (Y) on property as to which an equal primary fire insurance rate has been set by reputable insurance companies.
(b) All moneys paid to the Corporate Trustee by the Company in accordance with this Section or received by the Corporate Trustee as proceeds of any insurance, in either case on account of a loss on or with respect to Funded Property, shall, subject to any Lien prior hereto upon property subject to the Lien hereof, be held by the Corporate Trustee and, subject as aforesaid, shall be paid by it to the Company to reimburse the Company for an equal amount expended or committed for expenditure in the rebuilding, renewal and/or replacement of or substitution for the property destroyed or damaged, upon receipt by the Corporate Trustee of:
(i)    a letter signed by an officer of the Company requesting such payment,
(ii)    an Engineer’s Certificate:
(A)    describing the property so damaged or destroyed;
(B)    stating the Cost of such property (or, if the fair value to the Company of such property at the time the same became Funded Property was certified to be an amount less than the Cost thereof, then such fair value, as so certified, in lieu of Cost) or, if such damage or destruction shall have affected only a portion of such property, stating the allocable portion of such Cost or fair value;
(C)    stating the amounts so expended or committed for expenditure in the rebuilding, renewal, replacement of and/or substitution for such property; and
(D)    stating the fair value to the Company of such property as rebuilt or renewed or as to be rebuilt or renewed and/or of the replacement or substituted property, and if
(a)    within six months prior to the date of acquisition thereof by the Company, such property has been used or operated, by a person or persons other than the Company, in a business similar to that in which it has been or is to be used or operated by the Company, and
(b)    the fair value to the Company of such property as set forth in such Engineer’s Certificate is not less than Twenty-five Thousand Dollars ($25,000) and not less than one percent (1%) of the aggregate principal amount of the bonds at the time Outstanding, the Engineer making the statement required by this clause (D) shall be an Independent Engineer, and
(iii)    an Opinion of Counsel stating that, in the opinion of the signer, the property so rebuilt or renewed or to be rebuilt or renewed, and/or the replacement property, is or will be subject to the Lien hereof.
Any such moneys not so applied within thirty-six (36) months after its receipt by the Corporate Trustee, or in respect of which notice in writing of intention to apply the same to the work of rebuilding, renewal, replacement or substitution then in progress and uncompleted shall not have been given to the Corporate Trustee by the Company within such thirty-six (36) months, or which the Company shall at any time notify the Corporate Trustee is not to be so applied, shall thereafter be withdrawn, used or applied in the manner, to the extent and for the purposes, and subject to the conditions, provided in Section 61; provided, however, that if the amount of such moneys shall exceed the amount stated pursuant to clause (B) in the Engineer’s Certificate referred to above, the amount of such excess shall not be deemed to be Funded Cash, shall not be subject to Section 61 and shall be remitted to or upon the order of the Company upon the withdrawal, use or application of the balance of such moneys pursuant to Section 61.
Anything in this Indenture to the contrary notwithstanding, if property on or with respect to which a loss occurs constitutes Funded Property in part only, the Company may, at its election, obtain the reimbursement of insurance proceeds attributable to the part of such property which constitutes Funded Property under this subsection (b) and obtain the reimbursement of insurance proceeds attributable to the part of such property which does not constitute Funded Property under subsection (c) of this Section.
(c) All moneys paid to the Corporate Trustee by the Company in accordance with this Section or received by the Corporate Trustee as proceeds of any insurance, in either case on account of a loss on or with respect to property which does not constitute Funded Property, shall, subject to the requirements of any Lien prior hereto upon property subject to the Lien hereof, be held by the Corporate Trustee and, subject as aforesaid, shall be paid by it to the Company upon receipt by the Corporate Trustee of:
(i)    a letter from an officer of the Company requesting such payment;
(ii)    an Engineer’s Certificate stating:
(A)    that such moneys were paid to or received by the Corporate Trustee on account of a loss on or with respect to property which does not constitute Funded Property; and

(B)    if true, either (I) that the aggregate amount of the Cost or fair value to the Company (whichever is less) of all Property Additions which do not constitute Funded Property (excluding, to the extent of such loss, the property on or with respect to which such loss was incurred), after making deductions therefrom and additions thereto of the character contemplated by Section 4, is not less than zero (0) or (II) that the amount of such loss does not exceed the aggregate Cost or fair value to the Company (whichever is less) of Property Additions acquired, made or constructed on or after the ninetieth (90th) day prior to the date of the request for such payment; or
(C)    if neither of the statements contemplated in subclause (B) above can be made, the amount by which zero (0) exceeds the amount referred to in subclause (B)(I) above (showing in reasonable detail the calculation thereof); and
(iii)    if the Engineer’s Certificate required by clause (ii) above contains neither of the statements contemplated in clause (ii)(B) above, an amount in cash, to be held by the Corporate Trustee as part of the Mortgaged and Pledged Property, equal to the amount shown in clause (ii)(C) above.
To the extent that the Company shall be entitled to withdraw proceeds of insurance pursuant to this subsection (c), such proceeds shall be deemed not to constitute Funded Cash.
(d) Whenever under the provisions of this Section the Company is required to deliver moneys to the Corporate Trustee and at the same time shall have satisfied the conditions set forth herein for payment of moneys by the Corporate Trustee to the Company, there shall be paid to or retained by the Corporate Trustee or paid to the Company, as the case may be, only the net amount.”
SECTION 1.05. Property Additions.
The holders of at least sixty-six and two-thirds per centum (66⅔%) in principal amount of the bonds Outstanding under the Mortgage having consented to the amendments set forth in Section 2.05 of Article II of the Twenty-second Supplemental Indenture, the Company hereby exercises its right to amend subdivision (I) of Section 4 of the Mortgage, as amended and supplemented, to read as follows:
“(I) The term “Property Additions” shall mean Mortgaged and Pledged Property acquired by the Company by purchase, consolidation, merger, donation, construction, erection or in any way whatsoever, subsequent to March 31, 1946, or in the process of construction or erection in so far as actually constructed or erected subsequent to March 31, 1946, and used or useful in any business that the Company may conduct.

At any time and from time to time, the Company may elect, by supplemental indenture, to subject any property that is Excepted Property to the Lien of the Mortgage, as amended and supplemented, and such property shall thereupon cease to be Excepted Property.
The term “Natural Gas and Oil Production Property” shall mean all leases, consolidated leases and operating agreements, fee lands and other mineral interest, gas and oil rights, wells, field compressors, equipment and other properties and rights whether producing or non-producing, used or useful primarily and principally for the production and gathering of natural gas up to the point of connection with any gas transmission or distribution system or used or useful primarily and principally for the production and gathering of oil.”
SECTION 1.06. Maintenance.
The holders of at least sixty-six and two-thirds per centum (66⅔%) in principal amount of the bonds Outstanding under the Mortgage having consented to the amendments set forth in Section 2.07 of Article II of the Twenty-second Supplemental Indenture, the Company hereby exercises its right to amend Section 38 of the Mortgage, as amended and supplemented, to read as follows:
“Section 38. The Company shall cause (or, with respect to property owned in common with others, make reasonable effort to cause) the Mortgaged and Pledged Property, considered as a whole, to be maintained and kept in good condition, repair and working order and shall cause (or, with respect to property owned in common with others, make reasonable effort to cause) to be made such repairs, renewals, replacements, betterments and improvements thereof, as, in the judgment of the Company, may be necessary in order that the operation of the Mortgaged and Pledged Property, considered as a whole, may be conducted in accordance with common industry practice; provided, however, that nothing in this Section shall prevent the Company from discontinuing, or causing the discontinuance of, the operation and maintenance of any portion of the Mortgaged and Pledged Property if such discontinuance is in the judgment of the Company desirable in the conduct of its business; and provided, further, that nothing in this Section shall prevent the Company from selling, transferring or otherwise disposing of, or causing the sale, transfer or other disposition of, any portion of the Mortgaged and Pledged Property in compliance with the other provisions of this Indenture.”
SECTION 1.07. Excepted Property.
The holders of at least sixty-six and two-thirds per centum (66⅔%) in principal amount of the bonds Outstanding under the Mortgage having consented to the amendments set forth in Section 2.08 of Article II of the Twenty-second Supplemental Indenture, the Company hereby exercises its right to amend the paragraph on pages 10-11 of the Mortgage (and the corresponding provision in each supplemental indenture thereto) to add the following types of property to the list of Excepted Property:

(a) any vessels, boats, barges, and other marine equipment;
(b) any personal property of such character that the perfection of a security interest therein or other Lien thereon is not governed by the Uniform Commercial Code as in effect in the jurisdiction in which the Company is organized or the property is located;
(c) any general intangibles, including computer software;
(d) any patents, patent licenses and other patent rights, patent applications, trade names, trademarks, copyrights and other intellectual property;
(e) any governmental and other licenses, permits and franchises (other than the Company’s franchises, permits and licenses that are transferable and necessary for the operation of the Mortgaged and Pledged Property); or
(f) any unrecorded easements and rights of way.
SECTION 1.08. Mergers into the Company.
The holders of at least sixty-six and two-thirds per centum (66⅔%) in principal amount of the bonds Outstanding under the Mortgage having consented to the amendments set forth in Section 2.09 of Article II of the Twenty-second Supplemental Indenture, the Company hereby exercises its right to amend Section 85 of the Mortgage, as amended and supplemented, to add a new paragraph at the end of Section 85 reading as follows:
“Nothing in this Indenture shall be deemed to prevent or restrict any consolidation or merger after the consummation of which the Company would be the surviving or resulting corporation or any conveyance or other transfer, or lease, of any part of the Mortgaged and Pledged Property which does not constitute the entirety or substantially the entirety of the Mortgaged and Pledged Property. Unless, in the case of a consolidation or merger described in the preceding sentence, an indenture supplemental hereto shall otherwise provide, this Indenture shall not become or be, or be required to become or be, a Lien upon any of the properties acquired by the Company in or as a result of such transaction or any improvements, extensions or additions to such properties or any renewals, replacements or substitutions of or for any part or parts thereof.”
SECTION 1.09. Transfer of Less than Substantially All. The holders of at least sixty-six and two-thirds per centum (66⅔%) in principal amount of the bonds Outstanding under the Mortgage having consented to the amendments set forth in Section 2.10 of Article II of the Twenty-second Supplemental Indenture, the Company hereby exercises its right to amend Section 85 of the Mortgage, as amended and supplemented, to add a new paragraph at the end of Section 85 immediately following the new paragraph added pursuant to Section 1.08 of this Twenty-seventh Supplemental Indenture reading as follows:
“A conveyance, transfer or lease by the Company of any part of the Mortgaged and Pledged Property shall not be deemed to constitute the conveyance, transfer or lease of all or substantially all of the Mortgaged and Pledged Property as an entirety for purposes of this Indenture if the Fair Value of the Mortgaged and Pledged Property retained by the Company exceeds the Reciprocal of the Bonding Ratio multiplied by the sum of the aggregate principal amount of all Outstanding bonds and any other outstanding debt of the Company secured by a purchase money lien that ranks equally with, or senior to, the bonds with respect to such Mortgaged and Pledged Property. Such Fair Value shall be established by the delivery to the Corporate Trustee of an Independent Engineer’s Certificate stating the Independent Engineer’s opinion of such Fair Value as of a date not more than 90 days before or after such conveyance, transfer or lease. This Article XVI is not intended to limit the Company’s conveyances, transfers or leases of less than substantially the entirety of the Mortgaged and Pledged Property or to create an inference that any conveyance, transfer or lease of any part of the Mortgaged and Pledged Property shall necessarily be deemed to constitute a conveyance, transfer or lease of all or substantially all of the Mortgaged and Pledged Property as an entirety for purposes of this Indenture where the Fair Value of the Mortgaged and Pledged Property retained by the Company is less than the Reciprocal of the Bonding Ratio multiplied by the aggregate principal amount of all Outstanding bonds and any other outstanding debt of the Company secured by a purchase money lien that ranks equally with, or senior to, the bonds with respect to such Mortgaged and Pledged Property.”
SECTION 1.10. Corporate Trustee Replacement. The holders of at least sixty-six and two-thirds per centum (66⅔%) in principal amount of the bonds Outstanding under the Mortgage having consented to the amendments set forth in Section 2.11 of Article II of the Twenty-second Supplemental Indenture, the Company hereby exercises its right to amend Section 101 of the Mortgage, as amended and supplemented, to add the paragraph at the end of Section 101 reading as follows:
“So long as no event which is, or after notice or lapse of time, or both, would become, a Default shall have occurred and be continuing, and except with respect to a Corporate Trustee appointed by the bondholders as provided in Section 102 hereof, if the Company shall have delivered to the Corporate Trustee (i) resolutions of the Board of Directors appointing a successor Corporate Trustee, effective as of a date specified therein, and (ii) an instrument of acceptance of such appointment, effective as of such date, by such successor Corporate Trustee in accordance with Section 104 hereof, the Corporate Trustee shall be deemed to have resigned as contemplated in the first sentence of Section 101 hereof, the successor Corporate Trustee shall be deemed to have been appointed by the Company pursuant to Section 102 hereof and such appointment shall be deemed to have been accepted as contemplated in Section 104 hereof, all as of such date, and all other provisions of Sections 101, 102 and 104 hereof shall be applicable to such resignation, appointment and acceptance except to the extent inconsistent with this paragraph.”
SECTION 1.11. Terms of New Series of Bonds. The holders of at least sixty-six and two-thirds per centum (66⅔%) in principal amount of the bonds Outstanding under the Mortgage having consented to the amendments set forth in Section 2.12 of Article II of the Twenty-second

Supplemental Indenture, the Company hereby exercises its right to amend Section 8 of the Mortgage, as amended and supplemented,
(A) to add the words “or an Authorized Officer” after the words “Board of Directors of the Company” in the first sentence of Section 8,
(B) to change the words “Resolution of the Board of Directors of the Company” in the second sentence of Section 8 to “Resolution, supplemental indenture or Officers’ Certificate”,
(C) to change the words “the Board of Directors” in the fifth sentence of Section 8 to “Resolution, supplemental indenture or Officers’ Certificate”, and
(D) to add the words “or an Authorized Officer” after the words “Board of Directors” in the sixth sentence of Section 8 and in clause (c) of Section 8.
SECTION 1.12. Investment of Money Held by Corporate Trustee. The holders of at least sixty-six and two-thirds per centum (66⅔%) in principal amount of the bonds Outstanding under the Mortgage having consented to the amendments set forth in Section 2.13 of Article II of the Twenty-second Supplemental Indenture, the Company hereby exercises its right to amend Section 118 of the Mortgage, as amended and supplemented, (A) to delete the parenthetical in the first sentence of Section 118, (B) to delete the words “evidenced by a Resolution” in the first sentence of Section 118, and (C) to add a sentence after the first sentence in Section 118 reading as follows:
“Any money which is held by the Corporate Trustee for the purpose of effecting the purchase, payment or redemption of any bonds issued hereunder, or the payment of any interest on such bonds, shall only be invested in bonds or other obligations maturing on or before the date specified for such purchase, payment or redemption.”
SECTION 1.13. Officer’s Certificates. The holders of at least sixty-six and two-thirds per centum (66⅔%) in principal amount of the bonds Outstanding under the Mortgage having consented to the amendments set forth in Section 2.14 of Article II of the Twenty-second Supplemental Indenture, the Company hereby exercises its right to amend the Mortgage, as amended and supplemented, (A) to change the words “Officers’ Certificate” to “Officer’s Certificate” wherever used in the Mortgage and any supplemental indenture thereto, including the amendments described in this Article I, and (B) to restate the definition of “Officers’ Certificate” in Section 3 of the Mortgage, as amended and supplemented, to read as follows:
“The term “Officer’s Certificate” shall mean a certificate signed by an Authorized Officer. If and to the extent required by the provisions of Section 121 hereof, each such certificate shall include the statements provided for in said Section.”
SECTION 1.14. Mineral Rights. The holders of at least sixty-six and two-thirds per centum (66⅔%) in principal amount of the bonds Outstanding under the Mortgage having consented to the amendments set forth in Section 2.23 of Article II of the Twenty-second Supplemental Indenture, the Company hereby exercises its right to amend Section 3 of the Mortgage, as amended and supplemented, to add the following definition:

The term “mineral rights”, for purposes of the Mortgage, as amended and supplemented, shall mean rights to extract minerals that naturally exist under or on real property (and associated express and implied rights), but shall exclude any rights or other property constructed, acquired or held by the Company primarily for the purpose of storing and withdrawing gas that has been injected into, or may from time to time be injected into, storage reservoirs or other facilities located on or under real property, whether or not such rights or other property constitute “mineral rights” under applicable law, whether or not such storage reservoirs or other facilities are naturally existing or were constructed, and whether or not such storage reservoirs or other facilities contain some gas that naturally exists in such reservoir or facility.

SECTION 1.15. Effective Date. Each of the amendments set forth in this Article I shall be effective as of July 1, 2024.
ARTICLE II.

Miscellaneous Provisions.

SECTION 2.01 Subject to the amendments provided for in this Twenty-seventh Supplemental Indenture, the terms defined in the Mortgage, as heretofore supplemented, shall, for all purposes of this Twenty-seventh Supplemental Indenture, have the meanings specified in the Mortgage, as heretofore supplemented.
SECTION 2.02 The Trustee hereby accepts the trusts hereby declared, provided, created or supplemented, and agree to perform the same upon the terms and conditions herein and in the Mortgage, as heretofore supplemented, set forth, including the following:
The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Twenty-seventh Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made by the Company solely. In general each and every term and condition contained in Article XVII of the Mortgage shall apply to and form part of this Twenty-seventh Supplemental Indenture with the same force and effect as if the same were herein set forth in full, with such omissions, variations and insertions, if any, as may be appropriate to make the same conform to the provisions of this Twenty-seventh Supplemental Indenture.
SECTION 2.03 Whenever in this Twenty-seventh Supplemental Indenture any of the parties hereto is named or referred to, this shall, subject to the provisions of Articles XVI and XVII of the Mortgage, be deemed to include the successors or assigns of such party, and all the covenants and agreements in this Twenty-seventh Supplemental Indenture contained by or on behalf of the Company or by or on behalf of the Trustee shall bind and inure to the benefit of the respective successors and assigns of such parties whether so expressed or not.
SECTION 2.04 Nothing in this Twenty-seventh Supplemental Indenture, expressed or implied, is intended, or shall be construed, to confer upon, or to give to, any person, firm or corporation, other than the parties hereto and the holders of the bonds and coupons outstanding under the Mortgage, any right, remedy, or claim under or by reason of this Twenty-seventh

Supplemental Indenture or any covenant, condition, stipulation, promise or agreement hereof, and all the covenants, conditions, stipulations, promises and agreements by or on behalf of the Company as set forth in this Twenty-seventh Supplemental Indenture shall be for the sole and exclusive benefit of the parties hereto, and of the holders of the bonds and of the coupons outstanding under the Mortgage.
SECTION 2.05 Except to the extent specifically provided herein, no provision of this Twenty-seventh Supplemental Indenture is intended to reinstate any provisions in the Mortgage which were amended and superseded by the amendments to the Trust Indenture Act of 1939 effective as of November 15, 1990.
SECTION 2.06 This Twenty-seventh Supplemental Indenture has been executed in several identical counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

IN WITNESS WHEREOF, Northwest Natural Gas Company, has caused its corporate name to be hereunto affixed, and this instrument to be signed and sealed by its President or one of its Vice Presidents, and its corporate seal to be attested by its Secretary or one of its Assistant Secretaries for and in its behalf on the 2nd day of July, 2024, as of July 1, 2024, in Portland, Oregon; Deutsche Bank Trust Company Americas, has caused its corporate name to be hereunto affixed, and this instrument to be signed by its Vice Presidents on the 1st day of July, 2024, as of July 1, 2024, in The City of New York.

NORTHWEST NATURAL GAS COMPANY

By__ /s/ Brody J. Wilson
Brody J. Wilson
Chief Financial Officer, Vice President, Treasurer and Chief Accounting Officer

Attest:

_/s/ Shawn M. Filippi_______________
    Shawn M. Filippi
    Vice President, Chief Compliance Officer
    and Corporate Secretary

Executed, sealed and delivered by
NORTHWEST NATURAL GAS COMPANY
in the presence of:

_____/s/ Tonya L. McCollum______
    Tonya L. McCollum

_____/s/ Megan E. Kenney________
    Megan E. Kenney

DEUTSCHE BANK TRUST COMPANY
AMERICAS, as Trustee,

By__/s/ Irina Golovashchuk______
    Irina Golovashchuk
    Vice President

By__/s/ Carol Ng_______________
    Carol Ng
    Vice President

STATE OF OREGON        )
                    : ss.:
COUNTY OF MULTNOMAH    )

July 2, A.D. 2024.

Before me personally appeared Brody J. Wilson, who, being duly sworn, did say that he is the Chief Financial Officer, Vice President, Treasurer and Chief Accounting Officer, of NORTHWEST NATURAL GAS COMPANY and that the seal affixed to the foregoing instrument is the corporate seal of said Corporation and that said instrument was signed and sealed on behalf of said Corporation; and he acknowledged said instrument to be its voluntary act and deed.
On this 2nd day of July, 2024, before me personally appeared Brody J. Wilson, to me known to be the Chief Financial Officer, Vice President, Treasurer and Chief Accounting Officer of NORTHWEST NATURAL GAS COMPANY, one of the corporations that executed the within and foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said Corporation, for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute said instrument and that the seal affixed is the corporate seal of said Corporation.
IN WITNESS WHEREOF I have hereunto set my hand and affixed my official seal the day and year first above written.

_/s/ Susan C. Powlinson____________
Susan C. Powlison
Notary Public - Oregon
Commission No. 1016989
My Commission Expires September 19, 2025

STATE OF NEW YORK    )
                : ss.:
COUNTY OF NEW YORK    )

July 1, A.D. 2024.

Before me personally appeared Irina Golovashchuk and Carol Ng, who each, being duly sworn, did say that she is a Vice President of DEUTSCHE BANK TRUST COMPANY AMERICAS and that the foregoing instrument was signed on behalf of said Corporation; and each acknowledged said instrument to be its voluntary act and deed.
On this 1st day of July, 2024, before me personally appeared Irina Golovashchuk and Carol Ng, to me each known to be, a Vice President of DEUTSCHE BANK TRUST COMPANY AMERICAS, one of the corporations that executed the within and foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said Corporation, for the uses and purposes therein mentioned, and on oath stated that they were authorized to execute said instrument.
IN WITNESS WHEREOF I have hereunto set my hand and affixed my official seal the day and year first above written.

_/s/ Boris Treyger______________
Boris Treyger
Notary Public, State of New York
No. 01TR6445537
Qualified in New York County
My Commission Expires 12/27/2026